NEWS RELEASE

CPS ANNOUNCES SECOND QUARTER 2014 EARNINGS

▪	Pretax income of $12.3 million
▪	Net income of $7.0 million, or $0.22 per diluted share
▪	New contract purchases of $211 million
▪	Total managed portfolio increases to $1.374 billion from $1.295 billion at March 31, 2014
▪	Second quarter ABS earns triple “A” rating.

IRVINE, California, July 21, 2014 (GlobeNewswire) -- Consumer Portfolio Services, Inc. (Nasdaq: CPSS) (“CPS” or the “Company”) today announced earnings of $7.0 million, or $0.22 per diluted share, for its second quarter ended June 30, 2014.  This compares to net income of $4.8 million, or $0.15 per diluted share, in the second quarter of 2013, representing a 47% increase in earnings per diluted share.  Earnings for the first six months of 2014 were $13.7 million, or $0.43 per diluted share, as compared to earnings of $8.6 million, or $0.27 per diluted share, for the same period in 2013.

Revenues for the second quarter of 2014 were $71.6 million, an increase of $1.1 million, or 1.6%, compared to $70.5 million for the second quarter of 2013.  However, in the second quarter of 2013, revenues included $10.9 million from a gain on cancellation of debt.  Excluding that gain, revenues for the second quarter of 2014 increased by $12.1 million, or 20.3%.  Total operating expenses for the second quarter of 2014 were $59.3 million, a decrease of $2.7 million, or 4.3%, compared to $61.9 million for the 2013 period.  However, in the second quarter of 2013, operating expenses included a provision for contingent liabilities of $9.7 million.  Excluding the provision for contingent liabilities, operating expenses increased $7.0 million, or 13.3%.   Pretax income for the second quarter of 2014 was $12.3 million compared to pretax income of $8.5 million in the second quarter of 2013, an increase of 44.3%.

 For the six months ended June 30, 2014 total revenues were $139.7 million compared to $114.1 million for the six months ended June 30, 2013, excluding the gain from the cancellation of debt, an increase of approximately $25.6 million, or 22.4%.  Total expenses for the six months ended June 30, 2014 were $115.6 million, an increase of $15.3 million, or 15.2%, compared to $100.3 million for the six months ended June 30, 2013, excluding the provision for contingent liabilities in that period.  Pretax income for the six months ended June 30, 2014 was $24.1 million, compared to $15.1 million for the six months ended June 30, 2013.

During the second quarter of 2014, CPS purchased $211.4 million of new contracts compared to $189.9 million during the first quarter of 2014 and $203.8 million during the second quarter of 2013.  The Company's managed receivables totaled $1.374 billion as of June 30, 2014, an increase from $1.295 billion as of March 31, 2014 and $1.067 billion as of June 30, 2013, as follows ($ in millions):

Originating Entity	June 30, 2014	March 31, 2014	June 30, 2013
CPS	$1,366.6	$1,282.6	$1,030.5
Fireside Bank	5.7	9.1	31.1
As Third Party Servicer	1.3	3.5	5.8
Total	$1,373.6	$1,295.2	$1,067.4

Annualized net charge-offs for the second quarter of 2014 were 4.98% of the average owned portfolio as compared to 4.03% for the second quarter of 2013.  Delinquencies greater than 30 days (including repossession inventory) were 6.21% of the total owned portfolio as of June 30, 2014, as compared to 5.16% as of June 30, 2013.

As previously reported, during June CPS closed its second term securitization transaction of 2014 and the 13th transaction since April 2011. In the senior subordinate structure, a special purpose subsidiary sold five tranches of asset-backed notes totaling $202.5 million.  The notes are secured by automobile receivables purchased by CPS and have a weighted average effective coupon of approximately 2.37%. The transaction has initial credit enhancement consisting of a cash deposit equal to 1.00% of the original receivable pool balance.  The final enhancement level requires accelerated payment of principal on the notes to reach overcollateralization of 4.00% of the then-outstanding receivable pool balance.  The transaction was CPS's first senior subordinate securitization to receive a triple "A" rating on the senior class of notes.

"We are pleased with our operating results for the second quarter of 2014," said Charles E. Bradley, Jr., Chairman and Chief Executive Officer.  “We increased our new contract purchases and managed portfolio, and achieved continued earnings growth.  In addition, we hit a milestone in one of our corporate objectives by earning a triple “A” rating on the senior class of notes in our 2014-B securitization, which contributed to an extremely low cost of funds on that transaction.”

Conference Call

CPS announced that it will hold a conference call on Tuesday, July 22, 2014, at 1:00 p.m. ET to discuss its quarterly operating results.  Those wishing to participate by telephone may dial-in at 877 312-5502 or 253 237-1131 approximately 10 minutes prior to the scheduled time.

A replay of the conference call will be available between July 22, 2014 and July 29, 2014, beginning two hours after conclusion of the call, by dialing 855 859-2056 or 404 537-3406 for international participants, with conference identification number 76956813.  A broadcast of the conference call will also be available live and for 90 days after the call via the Company’s web site at www.consumerportfolio.com.

About Consumer Portfolio Services, Inc.

Consumer Portfolio Services, Inc. is an independent specialty finance company that provides indirect automobile financing to individuals with past credit problems, low incomes or limited credit histories. We purchase retail installment sales contracts primarily from franchised automobile dealerships secured by late model used vehicles and, to a lesser extent, new vehicles. We fund these contract purchases on a long-term basis primarily through the securitization markets and service the contracts over their lives.

Forward-looking statements in this news release include the Company's recorded revenue, expense and provision for credit losses, because these items are dependent on the Company’s estimates of incurred losses.  The accuracy of such estimates may be adversely affected by various factors, which include (in addition to risks relating to the economy generally) the following: possible increased delinquencies; repossessions and losses on retail installment contracts; incorrect prepayment speed and/or discount rate assumptions; possible unavailability of qualified personnel, which could adversely affect the Company’s ability to service its portfolio; possible increases in the rate of consumer bankruptcy filings, which could adversely affect the Company’s rights to collect payments from its portfolio; other changes in government regulations affecting consumer credit; possible declines in the market price for used vehicles, which could adversely affect the Company’s realization upon repossessed vehicles; and economic conditions in geographic areas in which the Company's business is concentrated. All of such factors also may affect the Company’s future financial results, as to which there can be no assurance. Any implication that the results of the most recently completed quarter are indicative of future results is disclaimed, and the reader should draw no such inference. Factors such as those identified above in relation to the provision for credit losses may affect future performance.

Investor Relations Contact

Jeffrey P. Fritz, Chief Financial Officer
844 878-2777

Consumer Portfolio Services, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three months ended				Six months ended
	June 30,				June 30,
	2014		2013		2014		2013
Revenues:
Interest income	$68,221		$55,797		$133,217		$106,964
Servicing fees	367		876		880		1,784
Other income	3,006		2,862		5,643		5,380
Gain on cancellation of debt	-		10,947		-		10,947
	71,594		70,482		139,740		125,075
Expenses:
Employee costs	11,774		11,527		22,664		20,476
General and administrative	5,075		4,518		8,678		8,272
Interest	11,942		14,601		25,323		30,947
Provision for credit losses	25,627		17,371		49,508		32,519
Provision for contingent liabilities	-		9,650		-		9,650
Other expenses	4,847		4,269		9,474		8,137
	59,265		61,936		115,647		110,001
Income before income taxes	12,329		8,546		24,093		15,074
Income tax expense	5,303		3,721		10,362		6,464
Net income	$7,026		$4,825		$13,731		$8,610

Earnings per share:
Basic	$0.28		$0.23		$0.56		$0.42
Diluted	$0.22		$0.15		$0.43		$0.27

Number of shares used in computing earnings
per share:
Basic	25,029		20,989		24,694		20,534
Diluted	32,002		31,788		32,009		31,709

Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	June 30,		December 31,
	2014		2013
Assets:
Cash and cash equivalents	$14,426		$22,112
Restricted cash and equivalents	154,902		132,284
Total cash and cash equivalents	169,328		154,396

Finance receivables	1,312,745		1,155,063
Allowance for finance credit losses	(53,326)		(39,626)
Finance receivables, net	1,259,419		1,115,437

Finance receivables measured at fair value	5,686		14,476
Residual interest in securitizations	260		854
Deferred tax assets, net	51,550		59,215
Other assets	54,831		51,988
	$1,541,074		$1,396,366

Liabilities and Shareholders' Equity:
Accounts payable and accrued expenses	$24,252		$24,839
Warehouse lines of credit	41,290		9,452
Residual interest financing	14,079		19,096
Debt secured by receivables measured at fair value	5,392		13,117
Securitization trust debt	1,326,319		1,177,559
Senior secured debt, related party	--		38,559
Subordinated renewable notes	18,038		19,142
	1,429,370		1,301,764

Shareholders' equity	111,704		94,602
	$1,541,074		$ 1,396,366

Operating and Performance Data ($ in millions)

	At and for the				At and for the
	Three months ended				Six months ended
	June 30,				June 30,
	2014		2013		2014		2013

Contracts purchased	$211.38		$203.78		$401.27		$383.90
Contracts securitized	200.21		209.64		374.80		370.90

Total managed portfolio	$1,373.58		$1,067.42		$1,373.58		$1,067.42
Average managed portfolio	1,343.46		1,034.57		1,309.13		989.31

Allowance for finance credit losses as % of fin. receivables	4.06%		3.30%

Aggregate allowance as % of fin. receivables (1)	5.19%		4.02%

Delinquencies
31+ Days	4.10%		3.82%
Repossession Inventory	2.11%		1.34%
Total Delinquencies and Repo. Inventory	6.21%		5.16%

Annualized net charge-offs as % of average owned portfolio	4.98%		4.03%		5.25%		4.12%

Recovery rates (2)	49.2%		48.6%		48.6%		48.8%

	For the				For the
	Three months ended				Six months ended
	June 30,				June 30,
	2014		2013		2014		2013
	$(3)	% (4)	$ (3)	% (4)	$ (3)	% (4)	$ (3)	% (4)
Interest income	$68.22	20.3%	$ 55.80	21.6%	$ 133.22	20.4%	$ 106.96	21.6%
Servicing fees and other income	3.37	1.0%	3.74	1.4%	6.52	1.0%	7.16	1.4%
Interest expense	(11.94)	-3.6%	(14.60)	-5.6%	(25.32)	-3.9%	(30.95)	-6.3%
Net interest margin	59.65	17.8%	44.93	17.4%	114.42	17.5%	83.18	16.8%
Provision for credit losses	(25.63)	-7.6%	(17.37)	-6.7%	(49.51)	-7.6%	(32.52)	-6.6%
Risk adjusted margin	34.03	10.1%	27.56	10.7%	64.91	9.9%	50.66	10.2%
Core operating expenses	(21.70)	-6.5%	(20.31)	-7.9%	(40.82)	-6.2%	(36.89)	-7.5%
Provision for contingent liabilities	-	0.0%	(9.65)	-3.7%	-	0.0%	(9.65)	-2.0%
Gain on cancellation of debt	-	0.0%	10.95	4.2%	-	0.0%	10.95	2.2%
Pre-tax income	$12.33	3.7%	$ 8.55	3.3%	$ 24.09	3.7%	$ 15.07	3.0%

(1) Includes allowance for finance credit losses and allowance for repossession inventory.
(2) Wholesale auction liquidation amounts (net of expenses) for CPS portfolio as a percentage of the account balance at the time of sale.
(3) Numbers may not add due to rounding.
(4) Annualized percentage of the average managed portfolio. Percentages may not add due to rounding.